February 25, 1998


Report to Fellow Shareholders:

            Once again, in the past year, short-term interest rates exhibited little volatility as the Federal Reserve Board (Fed) raised the Fed Funds target rate by .25% to 5.50% in late March, 1997 and left it the same for the remainder of the year. This follows a similar pattern from 1996 where the target rate was altered just once by decreasing it .25% in January. All in all the net effect of the 1996 decrease and the 1997 increase was to leave the target rate at 5.50% at year end 1997, which is where it began the year of 1996. Inflation remained in check as measured by the Consumer Price Index rising just 1.70%, the smallest rise in more than a decade. Combined with a healthy rise in the U.S. Gross Domestic Product the economy has continued to expand while currently suppling optimism for more growth in 1998.

            The 7-day current and effective yields for the Nicholas Money Market Fund (the Fund) rose from 5.01% and 5.13% at December 31, 1996 to 5.40% and 5.55% respectively at December 31, 1997. The Fund's weighted average maturity at year end 1997 was 34 days. The Fund continues to invest mostly in high quality corporate commercial paper. Also the Fund continued to rank above the average for total return and yield among the 874 taxable money funds reported by IBC's Money Market Insight, a service of IBC Financial Data, Inc.*

                                                Yield As Of   Yield As Of
                                                  12/31/97      12/31/96
                                                ----------   ------------
Current seven day* ..............................   5.40%         5.01%
Effective seven day* ............................   5.55%         5.13%
Current one year* ...............................   5.15%         5.02%
Effective one year* .............................   5.26%         5.14%


            As of February 23, 1998 the weighted average maturity was 39 days with the seven day current and effective yields at 5.17% and 5.31% respectively. In its initial session of 1998 the Fed left the Federal Funds target rate at 5.50%. Currently there are few apparent indications for large changes to short-term rates for the immediate future.

            Thank you for your continued support.

                                                Sincerely,


                                            /S/ Albert O. Nicholas
                                                ------------------
                                                Albert O. Nicholas
                                                President


*The current yield represents the annualized net investment income per share for the stated time periods. The effective yield assumes compounding. All performance and ranking data is historical and does not represent future results. An investment in the Fund is neither insured nor guaranteed by the United States Government and there can be no assurance that the Fund will be able to maintain a stable net asset value of $1.00 per share.


STATEMENT OF NET ASSETS
December 31, 1997
---------------------------------------------------------------------

                                                                          Yield to       Amortized
  Principal                                                  Maturity     Maturity          Cost
   Amount                                                      Date      (Note 1(b))    (Note 1(a))
-------------                                              ------------- ----------- ------------------
COMMERCIAL PAPER - 87.78%

  $  485,000  American Express Credit Corporation              01/02/98        6.34%      $    485,000
   1,850,000  Chrysler Financial Corporation                   01/02/98        5.73%         1,850,000
   1,900,000  Ford Motor Credit Company                        01/02/98        5.91%         1,900,000
   1,500,000  Ford Motor Credit Company                        01/05/98        5.73%         1,499,300
   1,500,000  General Electric Capital Corporation             01/05/98        5.66%         1,499,313
   1,900,000  Ford Motor Credit Company                        01/06/98        5.67%         1,898,837
     409,000  Hitachi Credit America Corporation               01/06/98        6.12%           408,727
   2,400,000  IBM Credit Corporation                           01/06/98        5.83%         2,398,477
     700,000  Weyerhauser Real Estate Company                  01/06/98        5.91%           699,549
     650,000  Hitachi Credit America Corporation               01/06/98        6.50%           649,538
   3,000,000  John Deere Capital Corporation                   01/07/98        5.66%         2,997,704
   2,500,000  IBM Credit Corporation                           01/08/98        5.84%         2,497,617
   1,850,000  Sears Roebuck Acceptance Corporation             01/08/98        5.68%         1,848,298
     845,000  American Honda Finance Corporation               01/09/98        6.03%           844,027
   2,250,000  Electronic Data Systems Corporation              01/09/98        5.71%         2,247,563
     600,000  General Electric Capital Corporation             01/09/98        5.71%           599,353
     550,000  Sears Roebuck Acceptance Corporation             01/09/98        5.95%           549,375
   2,000,000  American Honda Finance Corporation               01/12/98        6.16%         1,996,639
   1,600,000  Banta Corporation                                01/12/98        5.90%         1,597,445
   1,500,000  Hitachi Credit America Corporation               01/12/98        5.74%         1,497,675
   2,350,000  American Express Credit Corporation              01/13/98        6.10%         2,345,692
   1,700,000  American Honda Finance Corporation               01/13/98        6.03%         1,696,925
   1,470,000  American Honda Finance Corporation               01/13/98        6.04%         1,467,336
   2,000,000  Bayer Corporation                                01/13/98        5.63%         1,996,657
   1,150,000  Bayer Corporation                                01/13/98        5.66%         1,148,067
   1,200,000  Hitachi Credit America Corporation               01/13/98        5.99%         1,197,855
   4,500,000  General Motors Acceptance Corporation            01/14/98        5.74%         4,491,630
   1,600,000  General Electric Capital Corporation             01/15/98        5.86%         1,596,695
     250,000  General Electric Capital Corporation             01/15/98        5.86%           249,484
   1,700,000  J.C. Penny Funding Corporation                   01/15/98        5.68%         1,696,611
   2,350,000  John Deere Capital Corporation                   01/16/98        5.68%         2,344,955
   1,400,000  Rexam plc                                        01/16/98        5.94%         1,396,831
   4,250,000  Rexam plc                                        01/16/98        5.94%         4,240,381
   4,500,000  American General Finance Corporation             01/20/98        5.76%         4,487,400
     550,000  Fiserv, Inc.                                     01/20/98        6.27%           548,309
     900,000  General Signal Corporation                       01/20/98        6.07%           897,323
   1,050,000  General Electric Capital Corporation             01/21/98        5.74%         1,046,908
   1,700,000  Panasonic Finance (America) Inc.                 01/21/98        6.37%         1,694,392
   1,100,000  Ford Motor Credit Company                        01/22/98        5.82%         1,096,529
   2,030,000  American Express Credit Corporation              01/23/98        5.99%         2,023,037
     830,000  Fiserv, Inc.                                     01/23/98        6.12%           827,095
   1,500,000  General Signal Corporation                       01/23/98        6.32%         1,494,575
     960,000  Wausau-Mosinee Paper Corporation                 01/23/98        5.99%           956,724
     625,000  Novartis Finance Corporation                     01/23/98        6.06%           622,831
   3,300,000  Sears Roebuck Acceptance Corporation             01/26/98        5.76%         3,287,680
   1,695,000  Fiserv, Inc.                                     01/27/98        5.99%         1,688,114
   1,000,000  Universal Foods Corporation                      01/27/98        5.96%           995,937
   2,925,000  Fiserv, Inc.                                     01/28/98        5.91%         2,912,853
   4,400,000  Bear Stearns Companies, Inc. (The)               01/29/98        5.91%         4,380,959
     225,000  Fiserv, Inc.                                     01/30/98        6.01%           223,976
     400,000  Hitachi Credit America Corporation               01/30/98        5.79%           398,249
     600,000  Wausau-Mosinee Paper Corporation                 01/30/98        6.13%           597,200
   1,775,000  General Motors Acceptance Corporation            02/02/98        5.88%         1,766,226
   2,000,000  Wausau-Mosinee Paper Corporation                 02/02/98        6.08%         1,989,753
     750,000  Wausau-Mosinee Paper Corporation                 02/03/98        5.99%           746,100
     150,000  Hitachi Credit America Corporation               02/04/98        6.15%           149,175
     130,000  Wausau-Mosinee Paper Corporation                 02/04/98        6.03%           129,297
     450,000  Universal Foods Corporation                      02/04/98        5.98%           447,587
   4,400,000  Universal Foods Corporation                      02/05/98        6.14%         4,375,067
   2,000,000  Banta Corporation                                02/06/98        6.07%         1,988,431
   2,400,000  Bayer Corporation                                02/24/98        5.83%         2,379,931
     200,000  Banta Corporation                                02/25/98        5.99%           198,245
   2,500,000  LOCAP, Inc.                                      02/26/98        6.12%         2,477,274
     750,000  Hitachi Credit American Corporation              03/17/98        6.28%           740,596
                                                                                     ------------------
                   TOTAL COMMERCIAL PAPER                                                  103,401,329
                                                                                     ------------------

VARIABLE RATE SECURITIES -12.74%

   5,000,000  Anchor National Life Funding Agreement (1)(2)    01/02/98        6.21%         5,000,000
       9,551  Johnson Controls, Inc. (1)                       01/02/98        5.46%             9,551
   5,000,000  Fannie Mae                                       01/02/98        5.62%         4,994,876
   5,000,000  Morgan Stanley Group, Inc. (1)                   01/15/99        6.18%         5,000,000
                                                                                     ------------------
                   TOTAL VARIABLE RATE SECURITIES                                           15,004,427
                                                                                     ------------------
                   TOTAL INVESTMENTS                                                       118,405,756
                                                                                     ------------------
                   LIABILITIES, NET OF CASH AND RECEIVABLES (0.52%)                           (606,947)
                                                                                     ------------------
                   TOTAL NET ASSETS (Basis of percentages disclosed above)                $117,798,809
                                                                                     ==================

                   NET ASSET VALUE PER SHARE ($.0001 par value, 3,000,000,000 shares authorized), offering price and redemption price
                    ($117,798,809 /117,798,809 shares outstanding)                              $1.00
                                                                                     ==================

(1) These securities are subject to a demand feature as defined by the Securities and Exchange Commission.
(2) Not readily marketable for a 90 day period.


             The accompanying notes to financial statements
                 are an integral part of this statement.

STATEMENT OF OPERATIONS
For the year ended December 31, 1997
---------------------------------------------------------------------

INCOME:
   Interest...........................................    $7,054,149

EXPENSES:
   Management fee (Note 2)............................       373,742
   Transfer agent fees................................       106,873
   Registration fees..................................        57,165
   Legal fees.........................................        27,861
   Audit and tax consulting fees......................        21,025
   Postage and mailing fees...........................        16,978
   Directors' fees....................................         9,000
   Custodian fees.....................................         7,097
   Printing...........................................         5,962
   Telephone..........................................         4,569
   Insurance..........................................         2,817
   Other operating expenses...........................         2,535
                                                        ------------
                                                             635,624
                                                        ------------
   Net investment income..............................    $6,418,525
                                                        ------------
                                                        ------------



             The accompanying notes to financial statements
                 are an integral part of this statement.

STATEMENTS OF CHANGES IN NET ASSETS
For the years ended December 31, 1997 and 1996
---------------------------------------------------------------------


                                                                       1997             1996
                                                                   ------------     ------------
OPERATIONS:
    Net investment income......................................   $  6,418,525     $  5,660,535

DISTRIBUTIONS TO SHAREHOLDERS:
    Distributions from net investment income
      ($0.052 and $0.050 per share, respectively)..............     (6,418,525)      (5,660,535)
                                                                     ----------      -----------

             Increase in net assets
             from investment activities.................                --               --
                                                                   ------------     ------------

CAPITAL SHARE TRANSACTIONS (all at $1.00 per share):
    Proceeds from shares issued................................    107,137,781      100,165,861
    Net asset value of shares issued in distributions from net
      investment income........................................      6,120,725        5,498,057
    Cost of shares redeemed....................................   (114,531,769)     (98,430,057)
                                                                   ------------     ------------

             Increase (decrease) in net assets derived from
               capital share transactions......................     (1,273,263)       7,233,861
                                                                   ------------     ------------
             Total increase (decrease) in net assets...........     (1,273,263)       7,233,861
                                                                   ------------     ------------
NET ASSETS, at the beginning of the period.....................    119,072,072      111,838,211
                                                                   ------------     ------------

NET ASSETS, at the end of the period..........................    $117,798,809     $119,072,072
                                                                   ------------     ------------
                                                                   ------------     ------------



             The accompanying notes to financial statements
                are an integral part of these statements.

FINANCIAL HIGHLIGHTS
(For a share outstanding throughout each year)
---------------------------------------------------------------------

                                                            Year ended December 31,
                                                  ---------------------------------------------
                                                  1997      1996      1995        1994      1993
                                                  ----      ----      ----        ----      ----
NET ASSET VALUE, BEGINNING OF PERIOD             $1.00     $1.00     $1.00       $1.00     $1.00

  INCOME FROM INVESTMENT OPERATIONS:
  Net investment income.......................    .052      .050      .055        .038      .027
                                                 -----     -----     -----       -----     -----

  LESS DISTRIBUTIONS:
  Dividends (from net
     investment income).....................   ( .052)   ( .050)   ( .055)     ( .038)   ( .027)
                                                          -----     -----       -----     -----


NET ASSET VALUE, END OF PERIOD..............   $1.00     $1.00     $1.00       $1.00     $1.00
                                                -----     -----     -----       -----     -----
                                                -----     -----     -----       -----     -----

TOTAL RETURN................................    5.26%     5.14%     5.64%       3.90%     2.71%

RATIOS/SUPPLEMENTAL DATA:
Net assets, end of period (millions)........   $117.8    $119.1     $111.8      $118.1    $122.5

Ratio of expenses to average net assets          .51%      .52%       .51%        .53%      .54%

Ratio of net investment income
  to average net assets                         5.15%     5.02%      5.50%       3.83%     2.67%



               The accompanying notes to financial statements
                  are an integral part of these statements.

NOTES TO FINANCIAL STATEMENTS
December 31, 1997
---------------------------------------------------------------------

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -

     The Nicholas Money Market Fund, Inc. (the "Fund") is registered under the Investment Company Act of 1940, as amended, as an open-end diversified investment company. The primary objective of the Fund is to achieve as high a level of current income as is consistent with preserving capital and providing liquidity. The following is a summary of significant accounting policies followed by the Fund.

(a) Securities held by the Fund, which are purchased at a discount or premium, are valued on the basis of amortized cost, done on a straight line method which is not materially different than the level yield method. Amortized cost approximates market value and does not take into account unrealized gains or losses or the impact of fluctuating interest rates. Variable rate instruments purchased at par are valued at cost which approximates market value.
Investment transactions are accounted for on the trade date.

(b) Yield to maturity is calculated at date of purchase for commercial paper. For variable rate securities, the yield to maturity is calculated based on current interest rate and payment frequency.

(c) The Fund maintains a dollar-weighted average portfolio maturity of 90 days or less and purchases investments which have maturities of 397 days or less.
As of December 31, 1997, the Fund's dollar-weighted average portfolio maturity was 34 days. Days to maturity on variable rate securities are based on the number of days until the interest reset date or demand feature, whichever is longer.

(d) It is the Fund's policy to comply with the requirements of the Internal Revenue Code applicable to regulated investment companies, and to distribute all of its taxable income to its shareholders. Therefore, no Federal income tax or excise tax provision is required.

(e) The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates.


(2)  INVESTMENT ADVISER AND MANAGEMENT AGREEMENT -

     The Fund has an agreement with Nicholas Company, Inc. (with whom certain officers and directors of the Fund are affiliated) to serve as investment adviser and manager. Under the terms of the agreement, a monthly fee is paid to the investment adviser at an annual rate of .30 of 1% of the daily average net asset value of the Fund. The adviser will reimburse the Fund if total operating expenses (other than the management fee) incurred by the Fund exceed
 .50 of 1% of the average net assets for the year. At December 31, 1997, the Fund owed Nicholas Company, Inc. $32,973 for advisory services.

REPORT OF INDEPENDANT PUBLIC ACCOUNTANTS
---------------------------------------------------------------------

To the Shareholders and Board of Directors of Nicholas Money Market Fund, Inc.:

     We have audited the accompanying statement of net assets of NICHOLAS MONEY MARKET FUND, INC. (a Maryland corporation), as of December 31, 1997, the related statement of operations for the year then ended, the statements of changes in net assets for each of the two years in the period then ended, and the financial highlights for the periods presented. These financial statements and financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 1997, by correspondence with the custodian and brokers. As to securities purchased but not received, we requested confirmation from brokers and, when replies were not received, we carried out other alternative auditing procedures. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Nicholas Money Market Fund, Inc. as of December 31, 1997, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended, and the financial highlights for the periods presented, in conformity with generally accepted accounting principles.

                                           ARTHUR ANDERSEN LLP

Milwaukee, Wisconsin,
January 22, 1998

NICHOLAS FAMILY OF FUNDS
Services Offered
---------------------------------------------------------------------
* IRAs
        *Traditional    *Educational
        *Roth           *SEP

*Self-employed Master Retirement Plan
        *Money Purchase *Profit Sharing

*Automatic Investment Plan

*Direct Deposite of Distributions

*Systematic Withdrawl Plan

*Monthly Automatic Exchange between Funds

*Telephone Redemption (Regular accounts only)

*Telephone Exchange

*24-hour Automated Account Information (800-544-6547)

Please call a shareholder representative for further information on the above services or with any other questions you may have regarding the Nicholas Family of Funds.

                         800-227-5987


                      OFFICERS AND DIRECTORS

                        ALBERT O. NICHOLAS
                     President,  and Director

                        FREDERICK F. HANSEN
                             Director

                         JAY H. ROBERTSON
                             Director

                         MELVIN L. SCHULTZ
                             Director

                         DAVID L. JOHNSON
                     Executive Vice President

                         THOMAS J. SAEGER
              Executive Vice President and Secretary

                          JEFFREY T. MAY
                 Senior Vice President and Treasurer

                         DAVID O. NICHOLAS
                        Senior Vice President

                         LYNN S. NICHOLAS
                          Vice President

                         KATHLEEN A. EVANS
                          Vice President

                         CANDACE L. LESAK
                          Vice President
                   Custodian and Transfer Agent

                        INVESTMENT ADVISOR
                       NICHOLAS COMPANY, INC.
                    414-272-6133 OR 800-227-5987

                       FIRSTAR TRUST COMPANY
                           Milwaukee, WI
                          (414) 276-0535

                              COUNSEL
                     MICHAEL, BEST & FRIEDRICH
                          Milwaukee, WI

                             AUDITORS
                        ARTHUR ANDERSEN LLP
                          Milwaukee, WI



  This report is submitted for the information of shareholders of the Fund. It is not authorized for distribution to prospective investors unless preceded or accompanied by an effective
                            prospectus.

NICHOLAS MONEY MARKET FUND
700 North
Water Street
Milwaukee,
Wisconsin 53202

December 31, 1997